Exhibit 10.8

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) executed this 17th day of May 2006, between CAM Holdings LLC (“Employer”) and Richard A. Boone (“Employee”).

W I T N E S S E T H:

WHEREAS Employer and Employee entered into that certain Employment Agreement dated January 17, 2005, (the “ January Agreement”); and

WHEREAS the parties hereto desire to enter into this Agreement to supersede  and replace the January Agreement; and

WHEREAS Employer desires to employ Employee on the terms contained herein and Employee desires to accept employment on such terms; and

WHEREAS the paries hereto acknowledge that this Agreement is effective from the date hereof (the “Effective Date”)

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Terms and Duties.

Commencing as of the Effective Date and continuing until March 31, 2010, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), the Employer hereby employs the Employee as its Chief Financial Officer and Employee accepts such employment. Employee will also be an officer of Employer’s various subsidiaries as determined by Employer’s Board of Directors. Employee’s responsibilities shall include participation in the management of Employer’s accounting functions, financial reporting functions, treasury functions, human resource department, information technology department, risk management function, strategic planning including participation in goal development and budgeting, as well as other duties as defined from time to time by Employer. Employee shall report directly to the Chief Executive Officer. The Employee agrees to devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and budgets established from time to time by Employer and its Board of Directors. During the Employment Term, the Employee will not have any other employment.

Notwithstanding anything to the contrary stated herein, if the IPO, as defined in Section 2, is not completed by December 31, 2006, then Employee shall have the option to notify Employer of his intention to terminate the contract effective March 31, 2007. The notice to terminate must be given no later than January 5, 2007. A properly submitted termination by Employee based on a failure to complete the IPO will not be considered a voluntary resignation for purposes of section 6 (b) hereof.

2.                                                  Compensation.

For Employee’s services hereunder during the Employment Term, Employee shall pay to Employee a salary at the rate of One Hundred Eighty-Five Thousand Dollars ($185,000.00) per year, payable periodically in accordance with Employer’s usual executive payroll payment procedures; plus Employee shall participate in the Employer’s Performance Bonus Plan (“Bonus Plan”) with a targeted base bonus amount of Thirty-Five Thousand Dollars ($35,000.00) (“Targeted Annual Bonus”). Subject to the terms and conditions of the Bonus Plan, the actual amount payable can vary from 0% to 175% of the Targeted Annual Bonus (“Bonus Payment”). The Bonus Payment will be paid to Employee upon receipt of the audited results for the fiscal year ending March 31st of each year. In no event shall the payment of the Bonus payment be delayed beyond 90 days past the applicable period for which the Bonus Payment is calculated. The Bonus Payment for the year ended March 31, 2006 shall be Sixty-One Thousand Two Hundred Fifty Dollars ($61,250.00)

Notwithstanding anything to the contrary stated above, upon the completion of an initial public offering whereby (i) Employer and/or its subsidiaries sells some or all of its equity or (ii) the Employer and/or its subsidiaries transfers all or a substantial portion of its assets to an entity for the purposes of an initial public offering (the “IPO”), then the Employee’s compensation shall be changed to the following:

1. Salary – For the period April 1, 2006 through March 31, 2007, the Employee shall be paid a salary at the rate of Two Hundred- Fifteen Thousand Dollars ($215,000.00) per annum. For the period April 1, 2007 through the remaining Employment Term, the annual salary shall be increased to Two Hundred Twenty-Five Thousand Dollars ($225,000.00). A make-up adjustment shall be paid to Employee within thirty (30) days of the IPO for the difference between the actual salary paid and the salary due as a result of the IPO.

2. Bonus Plan – The Bonus Payment as described above shall be changed to the following:  Subject to the terms and conditions of the Bonus Plan, the actual amount payable can be up to forty percent (40%) of employee’s annual salary (“Bonus Payment”). This potential change will not affect the Bonus Payment due for the year ended March 31, 2006.

3. Employee will be eligible to participate in an equity based performance plan under the terms and conditions as established by the Employer’s or its parent company’s board of directors from time to time.

In addition to the above but only upon the completion of the IPO,  Employee shall be entitled to (i) a One Hundred Thousand Dollar ($100,000.00) cash bonus (the “ IPO Cash  Bonus”) payable within thirty days of the IPO and (ii) either (a) if the IPO is in the form of a master limited partnership,  phantom units with distribution equivalent rights or (b) if the IPO is in the form of a corporation, restricted stock (the “Grant”) . The Grant (either phantom units or restricted stock) shall be in the amount of Five Hundred Thousand Dollars ($500,000.00) based on the closing price on the date of the IPO. The Grant shall vest over a three year period with one-third (1/3) of the Grant vesting on each anniversary date of the Grant. The Grant shall be made within three (3) business days of the IPO. If Employee voluntarily resigns his employment or is discharged for cause as defined in paragraph 9, hereof, then Employee shall forfeit any unpaid IPO Cash Bonus and all unvested portions of the Grant.

3.                                      Automobile.

Employer shall provide Employee with the use of a 4-wheel drive vehicle suitable for the intended duties of the Employee. The cost of the vehicle to be provided shall not exceed Forty Thousand Dollars ($40,000.00).

4.                                      Place of Employment.

The Employee’s regular place of employment during the Employment Term shall be at the office of the Employer in Pikeville, KY or at such other location as reasonably stipulated by Employer.

5.                                      Travel; Expenses.

The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of executive expenses.

6.                                      Confidentiality; Competition.

(a)                                 The Employer possesses and will continue to possess confidential information that Employee may gain access to. For the purposes hereof, all confidential information about the business and affairs of the Employer (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.”  Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or revelation of same by the Employee during or after the termination of his employment by the Employer could cause serious injury to the business of the Employer. Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in pursuance of his duties.

(b)                                 The Employee agrees that during the Employment Term (or the period of one year after Employee’s termination as a result of Employee’s voluntary resignation or three (3) months after Employee’s termination for cause) the Employee will not (whether as an officer, director, partner, proprietor, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, be engaged in the business of coal mining or coal marketing in the Central Appalachian Region or the Northern Appalachian Region or the Illinois Basin or in Western Colorado (which the parties acknowledge is the Employer’s trading area). For purposes of the preceding sentence, the Employee shall be deemed to be engaged in any business with any person for whom he shall be an employee, officer, director, owner, employer, consultant, shareholder, or partner. Nothing herein contained shall be deemed to prohibit the Employee from owning, as a passive investment, a security of any issuer up to five percent (5%) of the voting interest or up to five percent (5%) of the economic interest of an issuer.

(c)                                  The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 6 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)                                 The Employee acknowledges that any violation by him of the provisions of this paragraph 6 could cause serious and irreparable harm and damage to the Employer. He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened reach of the provisions of Paragraph 5 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this paragraph 6, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

7.                                      Benefits.

The Employer agrees to provide to the Employee the benefits available to all salaried employees. Employee shall be entitled to Three (3) weeks vacation each year during the Employment Term.

8.                                      Employee’s Representation Regarding Prior and Future Employment.

Employee hereby represents to the Employer that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database.

Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

9.                                      Termination for Cause or Voluntary Resignation by Employee.

If Employee shall:

(i)                                     commit an act of dishonesty against the Employer or fraud upon the Employer; or

(ii)                                  breach his obligations  under this Agreement and fail to cure such breach within five (5) days after written notice thereof; or

(iii)                               be convicted of a crime involving moral turpitude; or

(iv)                              grossly fail or neglect  to diligently perform his duties hereunder and continue in his failure after written notice; all such instances being deemed “for cause” under this Agreement;

then, and in any such case, the Employer may terminate the employment of the Employee “for cause” hereunder.

In the event of termination for cause or voluntary resignation by Employee, the Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued after such termination.

10.                               Successors.

The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

11.                               Notices.

Notices hereunder shall be in writing and shall be sent by certified or registered mail, telecopy, or recognized overnight delivery service (such as Federal Express) prepaid as follows:

To Employee:	To Employer:

Richard A. Boone	CAM Holdings LLC
P. O. Box 3603	P. O. Box 1169
(571-B1 Cedar Creek Road)	Pikeville, KY 41501
Pikeville, KY 41502 (41501)	Attention: Chairman
Fax: 606-432-0031

and shall be deemed to have been given when telecopied to the addressee or three days after placed in the mail or the second business day following delivery to a recognized overnight delivery service (such as Federal Express), prepaid and properly addressed. Notices to the Employee may also be delivered to him personally. Notices of change of address shall be given as provided above, but shall be effective only when actually received.

12.                               Waiver of Breach.

The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer’s Chairman.

13.                               Amendments.

No amendment or variations of the terms and conditions of this Agreement shall be made unless the terms of such amendment are in writing and duly executed by Employee and Employer’s Chairman.

14.                               Entire Agreement.

This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.

15.                               Governing Law.

This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.

16.                               Counterparts.

This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER:
CAM Holdings LLC

By:

/s/ Terry N. Coleman

Terry N. Coleman, Chairman and CEO

EMPLOYEE:

/s/ Richard A. Boone
Richard A. Boone